Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-21314, 333-205886 and 333-205887) of MSB Financial Corp. of our reports dated March 13, 2020 on the consolidated financial statements and the effectiveness of internal control over financial reporting of MSB Financial Corp. and Subsidiaries, which are included in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Crowe LLP

New York, New York
March 13, 2020